EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of First Real Estate Investment Trust of New Jersey (“FREIT”) on Form S-8 of our report dated January 10, 2006, except for Note 2 as to which the date is January 30, 2007, on our audits of the consolidated financial statements of First Real Estate Investment Trust of New Jersey and Subsidiaries as of October 31, 2005 and for each of the two years in the period ended October 31, 2005 and the financial statement schedule, which report is included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2006 of First Real Estate Investment Trust of New Jersey.

/s/ J.H. Cohn, LLP

J.H. COHN LLP

Roseland, New Jersey
May 1, 2007